Exhibit 10.10

LEASE AGREEMENT

BETWEEN

FIRST FULTON ASSOCIATES

“LANDLORD”

AND

UNITED STATES CAN COMPANY

“TENANT”

1.	PREMISES	2

2.	TERM	2

3.	RENTAL	2

4.	AGENT’S COMMISSION	3

5.	UTILITY BILLS	4

6.	USE OF PREMISES	4

7.	REPAIRS BY LANDLORD	4

9.	REPAIRS AND MAINTENANCE BY TENANT	5

10.	HVAC MAINTENANCE	5

11.	GROUND MAINTENANCE	5

12.	TAXES	6

13.	DESTRUCTION OF OR DAMAGE TO PREMISES	7

14.	INSURANCE AND WAIVER	8

15.	GOVERNMENTAL ORDERS	10

16.	CONDEMNATION	10

17.	ASSIGNMENT AND SUBLETTING	10

18.	REMOVAL OF FIXTURES & EQUIPMENT	10

19.	EVENTS OF TENANT DEFAULT	11

20.	LANDLORD’S DEFAULT; TENANT’S RIGHT TO CURE	11

21.	REMEDIES UPON DEFAULT	12

22.	EXTERIOR SIGNS	14

23.	ENTRY FOR CARDING, ETC.	14

24.	EFFECT OF TERMINATION OF LEASE	14

25.	LOAN DEED	14

26.	MEMORANDUM OF LEASE	15

27.	HOLDING OVER	15

28.	ATTORNEYS’ FEES AND HOMESTEAD	16

29.	RIGHTS CUMULATIVE	16

30.	WAIVER OF RIGHTS	16

31.	DISCLOSURE OF OWNERSHIP	16

32.	HAZARDOUS MATERIALS	16

33.	TIME OF ESSENCE	20

34.	DEFINITIONS	20

35.	REMOVAL OF LEASEHOLD IMPROVEMENTS	20

36.	PROMPT PAYMENTS	20

37.	RENEWAL OPTIONS	21

38.	GUARANTY OF LANDLORD’S OBLIGATION	22

39.	INTENTIONALLY OMITTED	22

40.	PURCHASE OPTION	22

41.	TERMINATION RIGHTS	22

42.	NOTICES	23

43.	PROTECTIVE COVENANTS	24

44.	QUIET ENJOYMENT	24

45.	SPECIAL STIPULATIONS	24

3

ATTACHMENTS

EXHIBIT A - LEGAL DESCRIPTION OF LAND

EXHIBIT B - PROTECTIVE COVENANTS

EXHIBIT C - LANDLORD’S ESTOPPEL

EXHIBIT D - LANDLORD’S GUARANTY

CONSTRUCTION ADDENDUM

PURCHASE ADDENDUM

EXPANSION ADDENDUM

LEASE

THIS LEASE, made this 15th day of June, 2001 (the “date of this Lease”), by and between FIRST FULTON ASSOCIATES, first party (hereinafter called “Landlord”); and UNITED STATES CAN COMPANY, second party (hereinafter called “Tenant”):

W I T N E S S E T H:

1.	PREMISES

The Landlord, for and in consideration of the rents, covenants, agreements, and stipulations hereinafter mentioned, provided for and contained, to be paid, kept and performed by the Tenant, has leased and rented, and by these presents leases and rents unto the said Tenant, and said Tenant hereby leases and takes upon the terms and conditions which hereinafter appear, the following described property (hereinafter called “Premises”), to wit: an approximately 185,122 usable square foot (as determined and measured from outside of outer wall to outside of outer wall, “USF”) facility consisting of approximately 10,258 USF of administrative offices, and approximately 174,864 USF manufacturing and warehouse space together with [sixteen (16)] acres of land (the “Land”) located in Coweta County, Georgia, as described in Exhibit “A” attached hereto, which shall be constructed in accordance with the Construction Addendum attached hereto. In connection with the Substantial Completion (as defined in the Construction Addendum) of the Premises, the Architect of Record (as defined in the Construction Addendum) shall certify to Landlord and Tenant the USF of the Premises (the “Certified Square Footage”).

2.	TERM

The Tenant shall have and hold the Premises for a term of fifteen (15) years, beginning on the Commencement Date (as determined by the Construction Addendum) and ending on the last day of the 180th month thereafter (the “term”), at midnight, unless sooner terminated as hereinafter provided.

3.	RENTAL

Beginning on the Commencement Date and until the end of the 60th full calendar month thereafter, “Monthly Rent” shall equal $60,278.00. Note: The Monthly Rent as of the date of this Lease has been calculated using a maximum project cost figure of $6,528,870 (“Maximum Cost”) as previously agreed upon by Landlord and Tenant and a rent constant of 11.079% ($6,528,870 x 11.079% / 12 = $60,278.00). To the extent that the aggregate bids received and accepted by Landlord for the construction work attributable to the construction cost portion of the Maximum Cost (the “Construction Work Aggregate Bids”) is less than $4,875,500, including contractor’s overhead and profit at 11.5% (an amount representing 98% of $4,975,000, the construction portion of the Maximum Cost), the Monthly Rent shall be adjusted downward in an amount equal to (a) the difference between $4,875,500 and the Construction Work Aggregate Bids times (b) 11.079 % divided by (c) 12. For example, if the Construction Work Aggregate Bids equal $4,775,500, the Monthly Rent would be decreased by $923.25 ($4,875,500 -$4,775,500 x 11.079% / 12). In the event that the Construction Work Aggregate Bids equal or exceed $4,875,500, no adjustment to Monthly Rent shall be made.

Monthly Rent for months 61 through 120 will equal $66,292.00, product of Monthly Rent for month 60 multiplied by 1.0997771. For example, if Monthly Rent for month 60 is $60,278.00, then Monthly Rent for months 61 through 120 will equal $66,292.00.

Monthly Rent for months 121 through 180 will equal $70,750.00, product of Monthly Rent for month 120 multiplied by 1.067248. For example, if the Monthly Rent for month 120 is $66,292.00, then Monthly Rent for months 121 through 180 will equal $70,750.00.

Notwithstanding the specific amount of Monthly Rent set forth above, Monthly Rent may be adjusted by the terms of Paragraph 1(b) of the Construction Addendum to account for Change Orders (as defined in the Construction Addendum).

Monthly Rent shall be paid promptly on the first day of each month in advance during the term of this Lease.

4.	AGENT’S COMMISSION

Landlord shall pay the commission due Julien J. Studley, Jr. (“Broker”) in accordance with that certain Commission Agreement Lease dated between Landlord and Broker (the “Commission Agreement”). Broker has and does hereby relieve and release Landlord and Tenant from any liability for commissions, fees or otherwise in connection with the transaction contemplated by this Lease or the purchase of the Land other than under the Commission Agreement. Broker acknowledges that it has represented Tenant and not Landlord. Subject to the foregoing, Landlord represents and warrants, that it has not engaged any broker, finder or any other person who would be entitled to any commission or fee in respect of the execution of this Lease and any other transaction contemplated by this Lease; and agrees to indemnify and hold harmless Tenant against and in respect to any and all losses, liabilities or expenses which may be incurred by Tenant as a result of any claim which may be asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made on behalf of Landlord. Other than the Broker, Tenant represents and warrants, that it has not engaged any broker, finder or any other person who would be entitled to any commission or fee in respect of the execution of this Lease and any other transaction contemplated by this Lease; and agrees to indemnify and hold harmless Landlord against and in respect to any and all losses, liabilities or expenses which may be incurred by Landlord as a result of any claim which may be asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made on behalf of Tenant other than the Commission Agreement.

5.	UTILITY BILLS

Tenant shall pay all utility bills, including, but not limited to, water, sewer, gas, electricity, fuel, light and heat bills for the Premises, and Tenant shall pay all charges for garbage collection services or other sanitary services rendered to the Premises or used by Tenant in connection therewith. If Tenant fails to pay any of said utility bills or charges for garbage collection or other sanitary services within ten (10) days of when due, Landlord may pay the same and such payment shall be added to and become part of the next rental payment due under this Lease.

6.	USE OF PREMISES

The Premises may be used for any lawful purpose that complies with the terms of the Protective Covenants attached hereto as Exhibit “B” (the “Permitted Use”). The Premises shall not be used for any illegal purposes, nor in any manner to create a nuisance or trespass, nor in any manner to change its current operation the result of which would be to materially change the insurance rating on the Premises. Landlord shall obtain, at Landlord’s cost, an ALTA title insurance policy, with coverage in the amount of One Million Dollars ($1,000,000) in favor of Tenant insuring its leasehold estate in the Premises containing a zoning 3.1 endorsement (including parking and loading docks coverage).

7.	REPAIRS BY LANDLORD

Landlord, at its sole cost and expense, agrees to keep in good repair the roof, roof structure, foundations, foundation walls, load bearing wails, floor systems, and parking lot of the Premises, and underground utility and sewer pipes outside the exterior walls of the building, except repairs rendered necessary by the negligence of Tenant, its agents, employees or invitees. Landlord gives to Tenant exclusive control of the Premises and shall be under no obligation to inspect said Premises. Tenant shall promptly report in writing to Landlord any defective conditions known to it which Landlord is required to repair.

8.	WARRANTY

Landlord expressly warrants to Tenant, which warranty shall run for the twelve (12)-month period from and after the date of Substantial Completion, that the Initial Improvements will be constructed in a good and workmanlike manner, substantially in accordance with all applicable laws, rules, codes, ordinances and regulations and the Final Plans, that all materials incorporated therein will be of good quality and new unless otherwise required or permitted by the Final Plans, and will be free of material defects (“Landlord’s Warranty”).

The Landlord’s Warranty includes labor and materials. If within twelve (12) months after the date of Substantial Completion of the initial Improvements any of the construction performed by Landlord is found to be not in accordance with the standards in the Construction Addendum, Landlord shall correct such defects, and any other damaged materials or finishes that are part of the Initial Improvements, promptly after receipt of written notice from Tenant. Tenant shall give notice promptly after discovery of the condition. Landlord’s Warranty as set forth above is expressly intended to survive

Substantial Completion and completion of the construction of the Initial Improvements, acceptance and/or occupancy of the Premises by Tenant, and the payment of Monthly Rent or other amounts payable under this Lease by Tenant, for the full twelve (12)-month period herein set forth. Landlord shall assign to Tenant or make Tenant a co-beneficiary of all warranties (including without limitation statutory and implied warranties, rights and remedies) that are assignable and applicable to those portions of the Initial Improvements (including equipment and systems) that Tenant is obligated to maintain or repair under this Lease; and, to the extent such warranties are not assignable or otherwise enforceable by Tenant, Landlord shall use reasonable efforts to enforce such warranties on behalf of Tenant, if and as applicable; provided, however, that such assignment shall not impair or affect Landlord’s Warranty or other obligations hereunder.

9.	REPAIRS AND MAINTENANCE BY TENANT

Tenant shall perform all maintenance and repair of the Premises, and shall make all necessary replacements to the improvements, except as provided in Paragraph 7 above. Tenant shall, at Tenant’s sole cost and expense, put, keep, replace, maintain and repair the Premises (including, but not limited to heating and air conditioning equipment, warehouse lighting, office lighting, outside lighting, electrical systems, plumbing) so that at all times the Premises shall be in good order and repair, and in a good and safe condition, and Tenant shall not cause or permit any waste or deterioration to the Premises normal wear and tear excluded. Tenant’s obligations hereunder shall include, without limitation, the obligation to make all needed restorations, renewals and repairs to, or replacements of, the improvements, whether interior or exterior, whether structural or non-structural, whether foreseen or unforeseen, whether ordinary or extraordinary, and regardless of the time remaining in the term of this Lease, except as provided in Paragraphs 7, 8, 13 and 16 hereof.

In the event Tenant fails to make any repairs, or maintain the Premises, in accordance with the provisions of this Lease, the Landlord may, but shall not be obligated, to make said repairs, or maintenance, and bill Tenant for the cost of the same. Said amount shall be paid by Tenant within thirty (30) days of billing as part of the rental due thereon.

10.	HVAC MAINTENANCE

Tenant shall maintain a service contract on all heating, ventilating, and air conditioning equipment with a reputable HVAC contractor throughout the term of this Lease and any extension thereof, provided Tenant’s maintenance of such service contract shall in no way limit Landlord’s obligations under Landlord’s Warranty.

11.	GROUND MAINTENANCE

Landlord will install grass, shrubs, trees, pine straw, etc. (hereinafter called the “Landscaping”). Tenant agrees, at Tenant’s expense, to maintain the Landscaping as required by the Protective Covenants (as defined in Paragraph 43 below).

12.	TAXES

Landlord shall, without notice or demand, pay directly to the appropriate authority and discharge on or before the last day on which the same may be paid without penalty, all taxes, rates and charges, and other governmental impositions and charges of every kind and nature whatsoever, together with all interest and penalties thereon (collectively, “Taxes”), which shall or may during the term of this Lease be levied, assessed or imposed on the Premises or any part thereof, or Landlord’s interest in the Land and the improvements located thereon, or any buildings, appurtenances, or equipment now or hereafter erected or placed thereon or therein or any part thereof, in each case which has been approved by Tenant in writing. Landlord shall provide Tenant with written notice of the amount of Taxes for each calendar year during the term (together with a copy of the bill) no later than seven (7) days after receipt of same. Tenant shall then pay Landlord the Taxes for such calendar year at least seven (7) days prior to the date such Taxes are due and payable without penalty. Landlord shall then pay such Taxes before they are due and payable without penalty (subject to Tenant’s right to protest Taxes as provided below). If Landlord fails to timely pay any Taxes after Tenant has timely paid Landlord for such Taxes, Tenant may directly pay the Taxes to the appropriate taxing authorities in which case Landlord shall immediately return the subject Taxes payment to Tenant and pay Tenant any penalties resulting from Landlord’s failure to timely pay such Taxes with interest on such Taxes payment and any penalty thereon at the Prime Rate (as defined in Paragraph 21 below) plus 2.5% from the date such Taxes were due and payable without penalty to the date such Taxes, any penalty and such interest component are paid to Tenant. Landlord shall be responsible, at its sole cost and expense, for the timely payment of any and all special assessments, sanitary assessments, recapture agreements and any other taxes, including, without limitation, assessments and taxes related to common roads and utilities, that originate from improvements performed on real property other than the Land or that benefit real estate in addition to the Land or that relate to improvements that are shared by parties in addition to the Tenant (e.g., access roads through the business park of which the Land is a part and utility lines that lie within such common roads) (collectively, “Special Assessments”). All Taxes assessed or imposed in lieu of or in addition to the foregoing, shall be paid by Landlord, together with all interest and penalties thereon, under or by virtue of all present or future laws, ordinances, requirements, orders, directions, rules or regulations of the federal, state, county and city or local governments and of all other governmental authorities whatsoever. Tenant shall pay directly to the appropriate taxing authority all taxes which shall, prior to or during the term of this Lease be levied, assessed or imposed on or become a lien upon the personal property of Tenant located upon the Premises. Landlord shall be deemed to have complied with the covenants of this Paragraph if payment of such Taxes shall have been made within any grace period allowed by law or by the governmental authority imposing the same during which payment is permitted without penalty or interest, and either before the same shall become a lien upon the Premises or shall become delinquent. Landlord shall, within thirty (30) days after the time above provided for the payment by Landlord thereof, produce and deliver to Tenant reasonably satisfactory evidence of such payment.

All such Taxes (except the Taxes and assessments levied on the personal property of Tenant) which become due and are payable in the calendar year in which the term commences or expires, shall be apportioned pro-rata between Landlord and Tenant in accordance with the respective portions of such period during which the term shall be in effect.

Tenant shall have the right to contest or review in good faith by legal proceedings, or in such other manner as it may deem suitable (which, if instituted, Tenant shall conduct at its own expense, and free of any expense to Landlord, and, if necessary, in the name of Landlord, with the reasonable cooperation of Landlord), any Taxes, and cause Landlord to withhold payment of such Taxes. Notwithstanding the foregoing Landlord may promptly pay all such items if at any time the Premises or any part thereof shall be in reasonable danger of being foreclosed upon by reason of such nonpayment of Taxes. The legal proceedings herein referred to shall include appropriate proceedings for review of tax assessments and appeals from orders therein and appeals from any judgment, decrees or orders, but all such proceedings shall be begun as soon as reasonably possible after the imposition or assessment of any contested items and shall be prosecuted to final adjudication with reasonable dispatch. In the event of any reduction, cancellation or discharge, Landlord shall pay the amount finally levied or assessed against the Premises or adjudicated to be due and payable on any such contested items and if there shall be any refund with respect thereto, Tenant shall be entitled to the same. Tenant shall also be entitled to any rebate or refund relating to Taxes accruing during the term.

Nothing herein contained shall be construed to require Tenant to pay, or reimburse Landlord for, any inheritance, estate, succession, transfer, gift, franchise, income, profit or excess profit, capital stock, capital levy, corporate or incorporated business tax or other similar tax that is or may be imposed upon Landlord, its successors or assigns, or upon the rent payable by Tenant unless such taxes shall be levied instead and in lieu of real estate taxes upon the real property and improvements hereby demised.

Landlord covenants and agrees to file the ad valorem real estate tax return as required, and within the time provided, by law, covering the interest of Landlord and Tenant in the Premises.

13.	DESTRUCTION OF OR DAMAGE TO PREMISES

If the Premises are totally destroyed whether by storm, fire, lightning, earthquake or other casualty or otherwise, this Lease shall terminate as of the date of such destruction, and rental shall be accounted for as between Landlord and Tenant as of that date. If the Premises are damaged but not totally destroyed by any such casualties, rental shall abate in such proportion as use of the Premises has been destroyed, and Landlord shall restore Premises to substantially the same condition as before damage as speedily as is practicable, whereupon full rental shall recommence. If however the Premises cannot reasonably be expected to be completely repaired within one hundred eighty (180) days or the damage materially impairs Tenant’s ability to conduct its business from the Premises, Tenant may immediately terminate this Lease.

14.	INSURANCE AND WAIVER

Throughout the term of this Lease, Tenant, at Tenant’s own cost and expense shall:

(a)	Keep the buildings and all other improvements, including all fixtures but excluding trade fixtures, insured against loss or damage by fire with extended coverage, all such insurance to be in an aggregate amount which shall be not less than one hundred percent (100%) of the full replacement value, without deduction for depreciation, and all such insurance to be carried with such insurance companies and in such form as shall be reasonably satisfactory companies and in such form as shall be reasonably satisfactory to Landlord, and Tenant shall provide Landlord with a certificate of insurance evidencing such coverage. Deductibles, if any shall be an obligation of the Tenant and in no case more than five hundred thousand dollars ($500,000.00). If Tenant so elects, or if Tenant does not provide documentation of insurance coverage on the building and all other improvements within ten (10) days after being requested to do so, Landlord may provide such coverage on behalf of Tenant at a cost not to exceed Landlord’s actual cost for such coverage.

(b)	Provide and keep in force a commercial general liability insurance policy with an insurance company authorized to do business in the State of Georgia. Such policy shall name the Landlord as an additional insured, and shall be in the amount of not less than One Million Dollars ($1,000,000) with respect to any one accident, One Million Dollars ($1,000,000) with respect to injury or death of any one person, Two Hundred Fifty Thousand Dollars ($250,000) with respect to damage to property and umbrella coverage of not less than Four Million Dollars ($4,000,000); provided, however, that such policy may be in a lesser amount if an excess liability policy or policies are carried by Tenant in such amounts that the effect of the aggregate coverage is as stated above. Such policy shall cover the entire Premises as well as the streets, roads, avenues and sidewalks included therein, and the Tenant shall provide the Landlord with a certificate of such insurance.

All insurance provided by Tenant as required by this Paragraph shall include the interest of the Landlord and any first mortgagee of the Premises, as their respective interests may appear, and in such form as shall be reasonably satisfactory to Landlord and Tenant. All policies shall provide that loss, if any, payable thereunder with regard to Premises coverage, shall be payable to Landlord and to the holder of such mortgage, as their respective interests may appear.

At least thirty (30) days prior to the expiration of each such policy, Tenant shall deliver to Landlord the new certificate for renewal insurance.

Tenant shall not violate or knowingly permit to be violated any of the conditions or provisions of such policy. Tenant and Landlord shall cooperate in connection with the collection of any insurance monies that may be due in the event of loss.

Each such policy (including renewal insurance) or certificate therefore issued by the insurer shall contain an agreement by the insurer that such policy shall not be canceled without at least thirty (30) days prior written notice to Landlord.

Any insurance provided for in this Paragraph may be effected by a policy or policies of blanket insurance; provided, however, that the amount of the total insurance allocated to the Premises shall be such as to furnish in protection the equivalent of separate policies in the amounts herein required, and provided further that in all other respects, any such policy or policies shall comply with the other provisions of this Lease.

To the extent not expressly prohibited by law and except to the extent caused by the negligence or wilful misconduct of, or a breach of this Lease by Landlord or its agents, employees or contractors, Tenant releases Landlord and all agents thereof, their respective agents and employees from and waives all claims for damages to property sustained by Tenant, resulting directly or indirectly from fire or other casualty or cause, or from any existing or future condition, defect or occurrence in the Premises, or from any equipment or appurtenance therein becoming out of or in need of repair or replacement, or from any accident in or about the Land, This paragraph shall apply especially, but not exclusively, to damage caused by water, snow, frost, steam, excessive heat or cold, sewerage, gas, odors or noise, or the bursting or leaking of pipes or plumbing fixtures, falling plaster, broken glass, sprinkling or air conditioning devices or equipment, or flooding of basements, and shall apply whether the damage was due to any of the acts specifically enumerated above, or from any other thing or circumstance, whether of a like nature or of a wholly different nature.

To the extent not expressly prohibited by law and except to the extent caused by the negligence or wilful misconduct of, or a breach of this Lease by Tenant or its agents, employees or contractors, Tenant or its agents, employees or contractors, Landlord releases Tenant and all agents thereof, their respective agents and employees from and waives all claims for damages to property sustained by Landlord, resulting directly or indirectly from fire or other casualty or cause, or from any existing or future condition, defect or occurrence in the Premises or any part thereof, or from any accident in or about the Land.

Inasmuch as the mutual waivers set forth above will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give to each insurance company which has issued, or in the future may issue, its policies of physical damage insurance, written notice of the terms of this mutual waiver, and to have said insurance policies property endorsed, if necessary, to waive any subrogation rights and to prevent the invalidation of said insurance coverage by reason of said waiver.

15.	GOVERNMENTAL ORDERS

Landlord warrants to Tenant that the Premises, in its state existing on the Commencement Date does not violate any covenants or restrictions of record, or any applicable building code, regulation, law (including The Americans with Disabilities Act) or ordinance in effect on the Commencement Date. In the event it is determined that this warranty has been violated then it shall be the obligation of the Landlord after written notice from Tenant, to promptly, at Landlord’s sole cost and expense rectify any such violation.

Tenant agrees, at its own expense, promptly to comply with all requirements of any legally constituted public authority made necessary by reason of Tenant’s occupancy of the Premises. Landlord agrees promptly to comply with any such requirements relating to the Premises not made necessary by reason of Tenant’s occupancy.

16.	CONDEMNATION

If the whole of the Premises, or such portion thereof as will in Tenant’s reasonable judgment make the Premises unusable for Tenant’s purposes, be condemned by any legally constituted authority for any public use or purpose, then in either of said events the term hereby granted shall cease from the date when possession thereof is taken by public authorities, and rental shall be accounted for as between Landlord and Tenant as of said date. Such termination, however, shall be without prejudice to the rights of either Landlord or Tenant to recover compensation and damage caused by condemnation from the condemnor. It is further understood and agreed that neither the Tenant nor Landlord shall have any rights in any award made to the other by any condemnation authority notwithstanding the termination of the Lease as herein provided.

17.	ASSIGNMENT AND SUBLETTING

Tenant may not assign this Lease or sublease the Premises, or any part thereof, to others without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. If Tenant assigns this Lease or subleases ail or any portion of the Premises, Tenant shall remain liable to Landlord for all of Tenant’s obligations under this Lease.

Notwithstanding the foregoing, Tenant shall have the right to sublease all or any portion of the Premises, or assign this Lease, to any affiliate, successor entity or person by merger, consolidation, liquidation, reorganization or otherwise, or in connection with the sale to any entity or person of all or substantially all of the assets or stock of Tenant, whether or not there may be a change in Tenant’s name, without having to secure Landlord’s approval therefore.

18.	REMOVAL OF FIXTURES & EQUIPMENT

Tenant shall, prior to the expiration of this Lease or any extension or renewal thereof, remove all fixtures and equipment which Tenant has placed in the Premises and repair all damage to the Premises caused by such removal.

Upon expiration of this Lease, if Tenant shall fail to remove any of its property within a reasonable time after written notice from Landlord, Landlord shall have the right to store or dispose of any of Tenant’s property thereafter remaining on the property. Any such property shall be considered Landlord’s property and title thereto shall vest in Landlord.

19.	EVENTS OF TENANT DEFAULT

The following events shall be deemed to be events of default by Tenant under this Lease (hereinafter any one of which may be referred to as an “Event of Tenant Default”): (i) Tenant shall fail to pay any installment of rental due hereunder, including additional rent or any other charge or assessment against Tenant pursuant to the terms hereof within ten (10) days after notice of such late payment is furnished by Landlord as elsewhere provided herein; provided, however, if more than two (2) payments due of Tenant hereunder in any one (1) calendar year are not made until after notice of such late payment is furnished by Landlord as aforesaid, then it shall be an event of default hereunder by Tenant if any subsequent payment due of Tenant hereunder in the same calendar year is not made within five (5) days of the date when due; (ii) Tenant shall fail to comply with any term, provision, covenant or warranty made under this Lease by Tenant, other than the payment of the rental or any other charge or assessment payable by Tenant, and shall not cure such failure within thirty (30) days after notice thereof to Tenant; provided, however, that if the default is not reasonably susceptible to cure within said thirty (30) days, Tenant shall have such additional time as may be necessary to affect a cure so long as Tenant is diligently pursuing a cure; (iii) Tenant shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a petition in bankruptcy, or shall be adjudicated as bankrupt or insolvent, or shall file a petition in any proceeding seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file an answer admitting or fail timely to contest the material allegations of a petition filed against it in any such proceeding; (iv) a proceeding is commenced against Tenant or any guarantor of this Lease seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, and such proceeding shall not have been dismissed within ninety (90) days after the commencement thereof; (v) a receiver or trustee shall be appointed for the Premises or for all or substantially all of the assets of Tenant or of any guarantor of this Lease; or (vi) Tenant shall do or permit to be done anything which creates a lien upon the Premises and such lien is not removed or discharged or bonded over within sixty (60) days after the filing thereof.

20.	LANDLORD’S DEFAULT; TENANT’S RIGHT TO CURE

If Landlord shall fail to perform any term or provision under this Lease required to be performed by Landlord, Landlord shall not be deemed to be in default hereunder nor subject to any claims for damages of any kind, unless and until such failure shall have continued for a period of ten (10) days (in the case of a monetary default) and thirty (30) days (in the case of a non-monetary default) after written notice thereof by Tenant; provided if the nature of Landlord’s failure is such that more than thirty (30) days are reasonably required in order to cure, Landlord shall not be in default if Landlord commences to cure such failure within such thirty (30) day period, and thereafter diligently pursues the cure of such failure to completion (and in fact effects said cure within ninety (90) days after notice thereof). If Landlord shall fail to cure within the times permitted for cure herein, Landlord shall be subject to all remedies as may be available to Tenant at law or in equity (subject to the other provisions of this Lease, including the right to cure the default and offset such amounts expended against rent due hereunder).

Notwithstanding the foregoing, in the event of Landlord’s failure, after receipt of written notice from Tenant, to perform repairs that are the obligation of Landlord under this Lease, or fails to promptly commence and thereafter diligently pursue to completion any Landlord obligations under this Lease, Tenant shall have the right of self-help to perform such repairs or maintenance, on seven (7) days’ notice (or, in case of an emergency, on notice reasonable under the circumstances to Landlord; which notice may be given after Tenant undertakes the repairs depending on the severity of the emergency). In the event Tenant so undertakes such repairs, Landlord shall promptly reimburse Tenant for all reasonable expenses incurred by Tenant in connection therewith. Upon a monetary default by Landlord, the amount due Tenant shall bear interest at the Prime Rate plus 2.5%, which amount Tenant may offset against rents coming due under this Lease.

21.	REMEDIES UPON DEFAULT

Upon the occurrence of any Event of Tenant Default, Landlord shall have the option to pursue without any notice or demand whatsoever remedies (i) or (ii) and (iii) as follows: (i) terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord and if Tenant fails to do so, Landlord may without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying said Premises or any part thereof without being liable for prosecution or any claim of damages therefor; Tenant hereby agreeing to pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of such termination, whether through inability to relet the Premises on satisfactory terms or otherwise; or (ii) terminate Tenant’s right of possession (but not this Lease) and enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying said Premises or any part thereof, by entry, dispossessory suit or otherwise, without thereby releasing Tenant from any liability hereunder, without terminating this Lease, and without being liable for prosecution of any claim or damages therefor and, if Landlord so elects, make such alterations, redecorations and repairs as, in Landlord’s reasonable judgment, may be necessary to relet the Premises, and Landlord shall use commercially reasonable efforts to relet the Premises or any portion thereof in Landlord’s or Tenant’s name, but for the account of Tenant, for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals and upon such other terms as Landlord may deem advisable, with or without advertisement, and by private negotiations, and receive the rent therefor, Tenant hereby agreeing to pay to Landlord the deficiency, if any, between all rent reserved hereunder and the total rental applicable to the Lease Term hereof obtained by Landlord re-letting, and Tenant shall be liable for Landlord’s reasonable expenses in re-decorating and restoring the Premises and all costs incident to such re-letting, including broker’s commissions and lease assumptions, and in no event shall Tenant be entitled to any rentals received by Landlord in excess of the amounts due by Tenant hereunder, and (iii) enter upon the Premises without being liable for prosecution or any claim of damages therefor, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord on demand for any expenses including, without limitation, reasonable attorneys’ fees which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, whether caused by negligence of Landlord or otherwise.

If this Lease is terminated by Landlord as a result of the occurrence of any Event of Tenant Default, Landlord may declare to be due and payable immediately, the present value (calculated with a discount factor of the Prime Lending Rate plus two and one-half percent [2.5%] per annum) of the difference between (x) the entire amount of rent and other charges and assessments which would become due and payable during the remainder of the Lease term determined as though this Lease had not been terminated (including, but not limited to, increases in rent pursuant to Article 6 hereof), and (y) the then fair market rental value of the Premises for the remainder of the Lease term. Upon the acceleration of such amounts, Tenant agrees to pay the same at once, together with all rent and other charges and assessments theretofore due, at Landlord’s address as provided herein, it being agreed that such payment shall not constitute a penalty or forfeiture but shall constitute liquidated damages for Tenant’s failure to comply with the terms and provisions of this Lease (Landlord and Tenant agreeing that Landlord’s actual damages in such event are impossible to ascertain and that the amount set forth above is a reasonable estimate thereof).

Pursuit of any of the foregoing remedies shall not preclude pursuit of any other remedy herein provided or any other remedy provided by law or at equity, nor shall pursuit of any remedy herein provided constitute an election of remedies thereby excluding the later election of an alternate remedy, or a forfeiture or waiver of any rental or other charges and assessments payable by Tenant and due to Landlord hereunder or of any damages accruing to Landlord by reason of violation of any of the terms, covenants, warranties and provisions herein contained. No reentry or taking possession of the Premises by Landlord or any other action taken by or on behalf of Landlord shall be construed to be an acceptance of a surrender of this Lease or an election by Landlord to terminate this Lease unless written notice of such intention is given to Tenant. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. In determining the amount of loss or damage which Landlord may suffer by reason of termination of this Lease or the deficiency arising by reason of any reletting of the Premises by Landlord as above provided, allowance shall be made for the expense of repossession.

22.	EXTERIOR SIGNS

Tenant may erect and maintain signs on or about the Premises provided that any and all signs placed on the Premises by Tenant shall be maintained in compliance with rules and regulations governing such signs, and Tenant shall be responsible to Landlord for any damage caused by installation, use or maintenance of said signs. Tenant, upon the expiration of this Lease and any extension or renewal thereof, shall remove such signs and agrees upon removal of said signs to repair all damage incident to such removal.

23.	ENTRY FOR CARDING, ETC.

Landlord may card the Premises For Rent” or “For Sale” one hundred eighty (180) days before the termination of this Lease. Provided Landlord takes reasonable steps to minimize interference with Tenant’s enjoyment and use of the Premises, Landlord may enter the Premises at reasonable hours upon prior reasonable notice to Tenant to exhibit same to prospective purchasers or, during the last year of the term only, to tenants and to make repairs required of Landlord under the terms hereof.

24.	INTENTIONALLY OMITTED

25.	LOAN DEED

Landlord shall have the right to place a deed to secure debt against the Premises as security for a loan to be obtained by Landlord (a “Deed to Secure Debt”). Tenant agrees that if it sends a notice of Landlord’s default under any of the terms of this Lease to Landlord that Tenant will also send a copy of any such notice to the holder of the Deed to Secure Debt of which it has notice of (a “Lender”), and in the event any notice specifies some default on the part of Landlord, Tenant agrees to afford the holder of the Deed to Secure Debt the same amount of time to effect a cure of such default for and on behalf of Landlord, and such time period shall run concurrently with Landlord’s time period to cure the default. Within ten (10) business days after written request from Landlord, Tenant shall execute, acknowledge and deliver to Landlord a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), the dates to which rental and any other charges payable by Tenant hereunder are paid in advance, if any, (ii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of the Landlord hereunder (or specifying such defaults if any are claimed), and (iii) in case of a transfer of Landlord’s interest, attorning to the transferee. Tenant hereby acknowledges that prospective lending agencies or transferees may rely on the statement.

Tenant shall subordinate this Lease to any first priority Deed to Secure Debt which hereinafter encumbers Landlord’s interest in the Premises, and to all renewals, modifications, consolidations, replacements and extensions thereof, provided such subordination shall only be effective upon execution by Tenant, Landlord and such

Lender of a subordination, non-disturbance and attornment agreement (a “SNDA”) in a commercially reasonable form acceptable to Tenant, Landlord and such Lender. As of the date of this Lease, there is no Deed to Secure Debt encumbering the Landlord’s interest in the Premises. If any Lender so elects, this Lease and the interest of Tenant hereunder shall be deemed to be superior to any such Deed to Secure Debt whether this Lease was executed before or after such instrument, and in that event, such Lender shall have the same rights with respect to this Lease as if it had been executed and delivered prior to the execution and delivery of such Deed to Secure Debt and had been assigned to such Lender. In confirmation of any election by the Lender to make this Lease superior to the Deed to Secure Debt, Tenant shall, at Landlord’s reasonable request, execute any certificate or instrument evidencing such priority. In the event of the enforcement by the Lender under any such Deed to Secure Debt of the remedies provided for by law or by such Deed to Secure Debt, Tenant will, upon request of any person or party succeeding to the interest of Landlord as a result of such enforcement, automatically become the Tenant of such successor-in-interest without change in the terms or other provisions of this Lease. Any SNDA will provide in substance that (a) so long as no Event of Tenant Default shall be continuing under this Lease, no action to foreclose the Deed to Secure Debt shall terminate this Lease or invalidate or constitute a breach of any of the terms or conditions hereof, (b) Tenant will attorn to the purchaser at any foreclosure sale or the grantee in any conveyance in lieu of foreclosure as Landlord of the Premises, (c) Tenant will, upon written request of such purchaser or grantee, execute such reasonable additional instruments as may be necessary or appropriate to evidence such attornment, and (d) so long as no Event of Tenant Default shall be continuing under this Lease, Tenant’s right to possession and enjoyment of the Premises shall be and remain undisturbed and unaffected by such Lender or by any foreclosure proceedings thereunder.

Landlord agrees that, upon execution of this Lease and from time to time thereafter, as reasonably required by Tenant, Landlord shall promptly deliver to Tenant a statement in the form attached hereto as Exhibit “C”.

26.	MEMORANDUM OF LEASE

Tenant may record a memorandum of this Lease that Landlord will join in signing.

27.	HOLDING OVER

If Tenant remains in possession of the Premises after the expiration of the term hereof, with Landlord’s acquiescence and without any express agreement of parties, Tenant shall be a tenant at will at the rental rate which is in effect at end of this Lease; and there shall be no renewal of this Lease by operation of law. If Tenant remains in possession of the Premises after expiration of the term hereof without Landlord’s acquiescence, then Tenant shall be a tenant at sufferance and, commencing on the date following the date of such expiration, the Monthly Rent payable under Paragraph 3 above shall, for each month or fraction thereof during which Tenant so remains in possession, be 125% of the Monthly Rent otherwise payable under Paragraph 3 above.

28.	ATTORNEYS’ FEES AND HOMESTEAD

If any suit or action shall be brought to recover any rental, and/or other amounts due, under this Lease, to enforce or interpret any of the terms, covenants or conditions of this Lease, or for the recovery of possession of the Premises, the prevailing party shall be entitled to recover from the other party, as part of the prevailing party’s costs, court costs and reasonable attorneys’ fees and expenses, the amount of which shall be fixed by the court and shall be made a part of any judgment rendered. Tenant waives all homestead rights and exemptions which he may have under any law as against any obligation owing under this Lease.

29.	RIGHTS CUMULATIVE

All rights, powers and privileges conferred hereunder upon parties hereto shall be cumulative and not restrictive of those given by law.

30.	WAIVER OF RIGHTS

No failure of either party to exercise any power given such party hereunder, or to insist upon strict compliance by the other party of its obligations hereunder and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver by such party of its right to demand exact compliance with the terms hereof.

31.	DISCLOSURE OF OWNERSHIP

The owner of the Premises is First Fulton Associates, whose address is 4920 North Royal Atlanta Drive, Tucker, Georgia 30084. Service of process and demands and notices as to the Landlord shall be made on John W. Rooker, whose address is 4920 North Royal Atlanta Drive, Tucker, Georgia.

32.	HAZARDOUS MATERIALS

The following terms shall have the following meanings herein:

(a)

“Environmental Laws” means any current or future legal requirement of any Governmental Authority pertaining to (a) the protection of health, safety, and the environment, (b) the conservation, management, or use of natural resources or wildlife, (c) the protection or use of surface water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 U.S.C. 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. 1251 et seq., Clean Air Act of 1966, as amended, 42 U.S.C. 7401 et seq., Toxic Substances Control Act of 1976, 15 U.S.C. 2601 et seq., Hazardous Materials Transportation Act, 49 U.S.C. 49 U.S.C. App. 1801 et seq., Occupational Safety

and Health Act of 1970, as amended, 29 U.S.C. 651 et seq., Oil Pollution Control of 1990, 33 U.S.C. 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. 11001 et seq., National Environmental Policy Act of 1969, 42 U.S.C. 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 U.S.C. 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.

(b)	“Current Environmental Claim” means any investigation, written notice, violation, written demand, written allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or written claim whether administrative, judicial, or private in nature arising from Tenant’s activities during Tenant’s actual occupation of the Premises or events, to the extent within the control of Tenant, or its employees, agents or contractors, which occur on the Premises during Tenant’s occupancy of the Premises arising (a) pursuant to or in connection with an actual or alleged violation of any Environmental Law by Tenant (b) in connection with any Hazardous Material actually used by Tenant on or at the Premises (c) from any assessment, abatement, removal, remedial, corrective, or other response action required by any Environmental Law or other order of a Governmental Authority in connection with (a) or (b) of this paragraph only, or (d) from any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment in connection with (a) or (b) of this paragraph only.

(c)	“Unrelated Current Environmental Claim” means any investigation, written notice, violation, written demand, written allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or written claim whether administrative, judicial, or private in nature arising from any activities other than Tenant’s (or its agent’s, employee’s or contractor’s) on the Premises, and any surrounding facilities and/or land owned by Landlord, or events which occur on the Premises, and any surrounding facilities and/or land owned by Landlord which are unrelated to Tenant’s occupancy of the Premises and arising (a) pursuant to or in connection with an actual or alleged violation of any Environmental Law by any person or entity other than Tenant (or its agents, employees or contractors) (b) in connection with any Hazardous Material actually used by any person or entity other than Tenant (or its agents, employees or contractors) on or at the Premises, and any surrounding facilities and/or land owned by Landlord (c) from any assessment, abatement, removal, remedial, corrective, or other response action required by any Environmental Law or other order of a Governmental Authority in connection with (a) or (b) of this paragraph, or (d) from any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment in connection with (a) or (b) of this paragraph.

(d)

“Prior Environmental Claim” means any investigation, written notice, violation, written demand, written allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or written claim whether administrative, judicial, or private in nature from activities or events taking place prior to Tenant’s actual occupancy of the Premises arising (a) pursuant to or in connection with an actual or alleged violation of any Environmental Law by Lessor, any prior tenant or any third party (b) in connection with any Hazardous Material used by Lessor, any prior tenant or any third party on or at the Premises, and any surrounding facilities and/or land owned by Landlord (c) from any assessment, abatement, removal, remedial, corrective, or other response action required by any Environmental Law or other order of a Governmental Authority in connection with (a) or (b) of this paragraph, or (d) from any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment in connection with (a) or (b) of this paragraph.

(e)	“Subsequent Environmental Claim” means any investigation, written notice, violation, written demand, written allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or written claim whether administrative, judicial, or private in nature from activities or events taking place subsequent to Tenant’s actual occupancy of the Premises and arising (a) pursuant to or in connection with an actual or alleged violation of any Environmental Law by Lessor, any subsequent tenant or subtenant or any third party (b) in connection with any Hazardous Material used by Lessor, any subsequent tenant or subtenant or any third party on or at the Premises, (c) from any assessment, abatement, removal, remedial, corrective, or other response action required by any Environmental Law or other order of a Governmental Authority in connection with (a) or (b) of this paragraph, or (d) from any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment in connection with (a) or (b) of this paragraph.

(f)	“Governmental Authority” shall mean any agency, board, bureau, commission, department or body of any municipal, county, state or federal government unit, or any subdivision thereof.

(g)	“Hazardous Materials” means any substance, material or waste defined as toxic or hazardous or regulated in or under any Environmental Laws.

(h)	Substantive obligations:

i. Tenant shall not cause or permit any materials regulated under the Environmental Laws to be generated, manufactured, transported, treated, stored, disposed of, handled, processed, produced or released on the Premises except in substantial compliance with all applicable Environmental Laws. Tenant shall not introduce any Hazardous Material onto the Premises, except as may be customarily used in connection with the Permitted Use.

ii. Tenant shall promptly notify Landlord of any Current Environmental Claim Tenant receives from any Governmental Authority or private entity.

iii. Upon reasonable notice and during normal business hours, Landlord and Landlord’s agents and employees shall have the right, but not the obligation, to enter and inspect the Premises to determine Tenant’s compliance with this Paragraph 30. Landlord and Landlord’s agent may conduct such environmental tests of the Premises only in accordance with the following conditions: (1) Landlord and Landlord’s agent give reasonable advance notice to Tenant of the nature, scope or duration and location of any environmental tests to be performed; (2) Landlord and Landlord’s agent conducts such tests in accordance with applicable testing protocols contained in any Environmental Laws; (3) Landlord and Landlord’s agent permits Tenant and/or its designated representative to attend and/ or participate in all such environmental tests; (4) Landlord and/or Landlord’s agent conduct no environmental tests of any of Tenant’s personal property (including but not limited to any machinery, inventory, or supplies located at the Premises) and (5) Landlord and/or Landlord’s agent conduct any such environmental tests at its or their sole expense.

iv. If any Current Environmental Claim gives rise to liability under any Environmental Law that requires remediation, Tenant shall promptly take any and all action required by the Environmental Laws.

v. Tenant shall indemnify, defend and hold harmless Landlord from all claims, judgments, causes of action, damages, costs, fines, penalties, liability, losses, expenses (including but not limited to actual reasonable attorneys’ fees and costs, actual reasonable engineering fees and actual reasonable environmental consulting fees) arising from or attributable to any Current Environmental Claim, provided that Landlord (I) promptly notifies Tenant in writing of such claim, (ii) provides reasonable and timely assistance, information and authority and cooperates fully in Tenant’s defense of such claim and/or settlement thereof, and (iii) permits Tenant to control the defense and/or settlement thereof. In the event a conflict of interest exists which, under the applicable canons of ethics, would prevent counsel for Tenant from jointly representing and/or defending Landlord and Tenant, Tenant shall reimburse Landlord for its reasonable costs and expenses of defending any such claim, (including but not limited to actual reasonable attorneys’ fees and costs, actual reasonable engineering fees and actual reasonable environmental consulting fees).

vi. Landlord shall indemnify, defend and hold harmless Tenant from all claims, judgments, causes of action, damages, costs, fines, penalties, liability, losses, expenses (including but not limited to actual reasonable attorneys’ fees and costs, actual reasonable engineering fees and actual reasonable environmental consulting fees) arising from or attributable to any Unrelated Current Environmental Claim, Prior Environmental Claim or Subsequent Environmental Claim, provided that Tenant (I) promptly notifies Landlord in writing of such claim, (ii) provides reasonable and timely assistance, information and authority and cooperates fully in Landlord’s defense of such claim and/or settlement thereof, and (iii) permits Landlord to control the defense and/or settlement thereof. In the event a conflict of interest exists which, under the applicable canons of ethics, would prevent counsel for landlord from jointly representing and/or defending Landlord and Tenant, Landlord shall reimburse Tenant for its reasonable costs and expenses of defending any such claim, (including but not limited to actual reasonable attorneys’ fees and costs, actual reasonable engineering fees and actual reasonable environmental consulting fees).

I. Within five (5) days after the date of this Lease, Landlord shall deliver to Tenant a Phase I Environmental Assessment Report (the “Phase I”) for the Land certified to Tenant as of a date no earlier than thirty (30) days prior to the date of this Lease. Tenant may, based on the results of the Phase I, elect to terminate this Lease by providing Landlord written notice within ten (10) business days after Tenant’s receipt of the Phase I, if Tenant does not terminate this Lease as a result of its review of the Phase I, Landlord shall provide Tenant with an updated Phase I re-certified to Tenant as of a date no earlier than November 15, 2001 (the “Updated Phase I”), and if the Updated Phase I shows material adverse changes in the environmental condition of the Premises as compared to the results of the Phase I, Tenant may, by providing written notice to Landlord, compel Landlord to remediate the environmental condition of the Premises to the reasonable satisfaction of Tenant. If Landlord fails to remediate the environmental condition of the Premises to the reasonable satisfaction of Tenant within thirty (30) days after the date of Tenant’s notice, Tenant shall thereafter have the right to terminate this Lease by providing written notice to Landlord.

33.	TIME OF ESSENCE

Time is of the essence of this Lease.

34.	DEFINITIONS

“Landlord” as used in this Lease shall include first party, its heirs, representatives, assigns and successors in title to the Premises. “Tenant” shall include second party, and if this Lease shall be validly assigned or sublet, shall include also Tenant’s assignees or sublessees, as to the Premises covered by such assignment or sublease. “Agent” shall include third party, his successors, assigns, heirs and representatives. “Landlord”, “Tenant”, and “Agent” include male and female, singular and plural, corporation, partnership or individual, as may fit the particular parties.

35.	REMOVAL OF LEASEHOLD IMPROVEMENTS

All improvements to the Premises performed by Tenant during the term of this Lease and all Initial Improvements, at Landlord’s option, shall be removed within fifteen (15) days after the termination of this Lease at Tenant’s expense.

36.	PROMPT PAYMENTS

Any payment of Monthly Rent or any payment of additional rent not received by Landlord by the tenth (10th) day after the date due shall bear a handling fee of five percent (5%) of the amount due to cover expenses incurred by Landlord such as bookkeeping, personnel, processing and other costs not contemplated hereunder and incapable of exact computation; provided that with respect to the first (1st) payment in any given calendar year that is more than ten (10) business days past due, Landlord shall first provide Tenant with notice that the payment at issue is then-due and Tenant shall thereafter have five (5) days to make such payment before being responsible for the handling fee. Landlord and Tenant agree that said fee represents a fair and reasonable estimate of Landlord’s expenses. Upon the failure of Tenant to paid said handling fee, after a notice in writing from Landlord, or Landlord’s agent, or Landlord’s managing agent, within five (5) days after receipt of such notice, such failure shall constitute an act of default under the provisions of Paragraph 19 of this Lease. The postmark of the United States Postal Service shall be evidence of the date of mailing. The handling fee shall be in addition to the remedies available to Landlord pursuant to Paragraph 21 and shall in no way be construed to limit those remedies.

37.	RENEWAL OPTIONS

Tenant shall have the option to renew this Lease, provided Tenant is in compliance with all terms of this Lease, for two (2) additional terms of five (5) years each, commencing upon the expiration of the initial term or the first additional term, as the case may be, with not less than one hundred eighty (180) days prior written notice to Landlord of Tenant’s intent to exercise this option. The option rates to be agreed upon by the parties are to be the then-current market rate for properties similar to the Premises in Coweta County’s industrial market (“Current Market Rate”); provided that if in the opinion of the appraiser(s) Coweta County’s industrial market is not sufficiently large enough for the appraiser(s) to determine an equitable Current Market Rate for the Premises, the appraiser(s) may expand the market they are taking into account when determining the Current Market Rate to include as many neighboring communities as may be necessary to equitably determine the Current Market Rate.

In the event of the failure of the parties to agree as to Current Market Rate by sixty (60) days after Tenant provides Landlord with written notice of its intent to exercise this option (the “Negotiation Period”), such dispute shall be determined by arbitration as herein provided. Landlord and Tenant, within twenty (20) business days after expiration of the Negotiation Period shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Current Market Rate (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than one hundred seven percent (107%) of the lower of such Estimates, then the Current Market Rate shall be the average of the two Estimates. If the Current Market Rate is not so resolved pursuant to the preceding sentence, Landlord and Tenant, within twenty (20) business days after the exchange of Estimates, shall each select an appraiser to determine which of the two Estimates most closely reflects the Current Market Rate. Each appraiser selected pursuant to this Paragraph 37 shall be certified as an MAI appraiser and shall have had at least five (5) years experience within the previous ten (10) years as a real estate appraiser working in the Coweta County, Georgia industrial market, with working knowledge of current rental rates and market practices. For purposes of this Lease, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Appraisal Institute (or its successor organization, or in the event there is no successor organization, the organization and designation most similar) and who is not affiliated with Landlord or Tenant. Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the subject Current Market Rate, The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the base rent rate for such renewal option period. If either Landlord or Tenant fails to appoint an appraiser within the twenty (20) business day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Current Market Rate within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two (2) appraisers shall select a third appraiser meeting the aforementioned criteria (or, if such two appraisers are unable to select a third appraiser, such selection shall be made by the President of the Atlanta chapter of BOMA). Once the third appraiser has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the appraiser shall make his determination of which of the two Estimates most closely reflects the Current Market Rate and such appraiser shall not select anything other than one of the two Estimates from Landlord and Tenant and such Estimate shall be binding on both Landlord and Tenant as the Current Market Rate. If the third appraiser believes that expert advice would materially assist him/her, such appraiser may retain one or more qualified persons, to provide such expert advice. The party whose Estimate is not selected as the Current Market Rate shall pay the costs of the third appraiser and of any experts retained by the third appraiser. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

38.	GUARANTY OF LANDLORD’S OBLIGATION

As a condition precedent to all obligations of Tenant under this Lease, Landlord shall have delivered to Tenant a guaranty in the form attached hereto as Exhibit “D” executed by John W. Rooker & Associates, Inc. (the “Landlord Guaranty”).

39.	INTENTIONALLY OMITTED

40.	PURCHASE OPTION

Landlord hereby grants to Tenant a right to purchase the Premises at any time prior to the Commencement Date in accordance with the provisions of the Purchase Addendum attached hereto and incorporated herein.

41.	TERMINATION RIGHTS

Notwithstanding anything in this Lease to the contrary, and in addition to all other express termination rights granted to Tenant under this Lease, Tenant shall have the option to terminate this Lease in its entirety as follows:

(i) effective upon five (5) days’ written notice to Landlord in the event that Landlord does not acquire fee simple title to the Land by July 1, 2001; or

(ii) effective upon five (5) days’ written notice to Landlord in the event Landlord has not substantially commenced construction of the Premises on or before August 1, 2001; or

(iii) effective as of the last day of the one hundred twentieth (120th) month after the Commencement Date (the “Early Termination Date”); provided that Tenant provides Landlord with written notice of its election to so terminate not later than the last day of the one hundred eighty (108th) month after the Commencement Date. Exercise of the foregoing right to terminate shall not affect Tenant’s obligation to pay Monthly Rent from and after such election to terminate through and including the Early Termination Date.

In the event that Tenant terminates this Lease pursuant to either (i) or (ii) above, Landlord shall remain liable to Tenant for all costs and expenses incurred by Tenant in connection with this Lease as more explicitly set forth in the Landlord Guaranty (as hereinafter defined).

In the event that Tenant terminates this Lease pursuant to (iii) above, Tenant shall pay to Landlord a termination fee equal to eighteen (18) months of Monthly Rent in effect at the time Tenant sends its notice to terminate, and if Landlord has built the Expansion (as defined in the Expansion Addendum attached hereto), Tenant shall also pay Landlord all of Landlord’s unamortized costs as of the Early Termination Date with respect to the Expansion (collectively [if applicable], the “Termination Payment”). The Termination Payment shall be paid to Landlord not later than the Early Termination Date.

42.	NOTICES

Any formal notices which any party may or must give to any other party under this Lease shall be in writing and shall be sent either by (i) certified or registered mail, (in which case notice shall be deemed given three (3) business days after the date the notice was deposited in the U.S. Mail with postage prepaid) or (ii) nationally recognized overnight delivery service (in which case notice shall be deemed given one (1) business day after deposit with, and payment to, such service) or (iii) facsimile (in which case notice shall be deemed given upon transmission of the facsimile with a confirmation that the facsimile was received), provided a copy of such facsimile notice is deposited with the U.S. Mail (with postage paid) no later than the next business day after transmission of the facsimile, in any case to the following:

LANDLORD:

4920 North Royal Atlanta Drive

Tucker, Georgia 30084

Facsimile:(770) 491-1387

Attn: Mr. Daniel B. Pattillo

TENANT:

700 East Butterfield Road, Suite 250

Lombard, Illinois 60148

Facsimile: (630) 678-8135

Attn: General Counsel

with a copy to:

Mayer, Brown & Platt

190 S. LaSalle Street, Suite 3100

Chicago, Illinois, 60603

Facsimile: (312) 706-8219

Attn: Frederick B. Thomas, Esq.

43.	PROTECTIVE COVENANTS

The Protective Covenants set forth in Exhibit “B” attached hereto are hereby made a part of this Lease. Landlord represents and warrants that the Premises were constructed in accordance with and, as of the effective date of this Lease, comply with the Protective Covenants. Tenant acknowledges and agrees that it will comply with the terms of the Protective Covenants applicable to the use and operation of the Premises.

44.	QUIET ENJOYMENT

So long as no Event of Tenant Default is continuing under this Lease, Landlord shall not disturb Tenant’s peaceful and quiet enjoyment of the Premises subject to the terms of this Lease.

45.	SPECIAL STIPULATIONS

In so far as the following stipulations conflict with any of the foregoing provisions, the following shall control:

A. This Lease together with the Exhibits and Addenda attached hereto contains the entire agreement of the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein, shall be of any force or effect.

B. Neither party shall be deemed in default for failure to perform any of the terms, covenants and conditions of this Lease or the Construction Addendum on such party’s part to be performed, if such failure is due in whole or in part to any strike, lockout, labor dispute (whether legal or illegal), civil disorder, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, fuel shortages, accidents, casualties, Acts of God, acts caused directly or indirectly by the other party, the other party’s agents, employees or invitees (any such event be deemed a “Force Majeure Event” for purposes of this Lease).

46.	TEMPORARY SECURITY DEPOSIT

Promptly after Tenant receives from Landlord a signed copy of this Lease, Tenant shall post with Landlord the amount of $60,278.00 to be held by Landlord as a temporary security deposit for Tenant’s performance of its obligations under this Lease. Landlord shall apply such security deposit to the payment of the first (1st) installment of Monthly Rent due under this Lease.

IN WITNESS WHEREOF, the parties herein have hereunto set their hands and seals the day and year first above written.

LANDLORD:

FIRST FULTON ASSOCIATES

By 1998 Augustus Partners, LP, Managing General Partner

By 1998 Winston Management Company, LLC, General Partner

By:	/S/ JOHN W. ROOKER
Title:	Member

By:	/S/ CYNTHIA W. ROOKER
Title:	Member

TENANT:

UNITED STATES CAN COMPANY

By:	/S/ VICE PRESIDENT
Title:	Vice President

STATE OF GEORGIA

COUNTY OF COWETA

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (the “First Amendment”)is made as of this 14th day of August, 2001, by and between First Fulton Associates (hereinafter referred to as “Landlord”) and United States Can Company (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant have previously entered into a Lease Agreement (the “Lease”) dated June 15, 2001, covering premises consisting of approximately 185,122 usable square feet of office/warehouse/manufacturing space together with sixteen (16) acres of land located in Coweta County, Georgia (the “Premises”), which Lease is fully incorporated herein and made a part hereof by reference; and

WHEREAS, Landlord and Tenant have mutually agreed to amend the Lease to provide that the term of the Lease shall be more specifically and accurately stated;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements recited hereinafter, it is agreed as follows:

1.

Terms used herein which are defined in the Lease shall have the same meaning ascribed to them in the Lease.

2.

Article 40 – Purchase Option of the Lease is deleted.

3.

Except as modified hereby, all terms and conditions of the Lease shall continue in full force and effect, and Landlord and Tenant hereby ratify and confirm the Lease, as amended hereby. As of the date of this First Amendment; Landlord and Tenant acknowledge each to the

1

First Amendment to Lease Agreement

Tenant:	United States Can Company
Landlord:	First Fulton Associates

other that, to the best of their knowledge, no default exists under the Lease.

5.

This First Amendment to Lease shall bind and inure to the benefit of Landlord and Tenant and their respective permitted successors and assigns under the Lease.

6.

This First Amendment is a Georgia contract and shall be interpreted, construed and enforced under the laws of the State of Georgia.

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment to Lease Agreement under seal as of the date first above written.

Signed, sealed and delivered as to	LANDLORD:
Landlord on this 28 day of August,	FIRST FULTON ASSOCIATES
2001, in the presence of:
	BY:	1998 Augustus Partners, L.P.,
/S/ LAURA JENKINS		General Partner
	BY:	2001 Winston Management Company, LLC,
Laura Jenkins		General Partner
Witness
	BY:	/S/ JOHN W. ROOKER
/S/ NOTARY PUBLIC		John W. Rooker, Member
Notary Public

	By:	/S/ CYNTHIA W. ROOKER
Cynthia W. Rooker, Member
Commission Expires:
Date Signed: 8-28-01

Signed, sealed and delivered as to	TENANT:
Landlord on this 14th day of August,	UNITED STATES CAN COMPANY
2001, in the presence of:
	By:	/S/ JOHN WORKMAN
/S/ SARAH HOWARD	Title:	EVP and CFO
Sarah Howard
Witness

/S/ MICHELLE GREAVES		(CORPORATE SEAL)
Michelle Greaves
Notary Public

Commission Expires: 7/2/03

Date Signed: 8/14/01

2

First Amendment to Lease Agreement

Tenant:	United States Can Company
Landlord:	First Fulton Associates

STATE OF GEORGIA

COUNTY OF COWETA

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (the “Second Amendment”) is made as of this 12th day of February 2002, by and between First Fulton Associates (hereinafter referred to as “Landlord”) and United States Can Company (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant have previously entered into a Lease Agreement (the “Lease”) dated June 15, 2001, and First Amendment to Lease dated August 14, 2001, covering premises consisting of approximately 185,122 usable square feet of office/warehouse/manufacturing space located at 98 Amlajack Boulevard, Newnan, Coweta County, Georgia (the “Premises”), which Lease is fully incorporated herein and made a part hereof by reference; and

WHEREAS, Landlord and Tenant have mutually agreed to amend the Lease to provide that the terms of the Lease shall be more specifically and accurately stated;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements recited hereinafter, it is agreed as follows:

1.

Terms used herein which are defined in the Lease shall have the same meaning ascribed to them in the Lease.

2.

Article 14(a) and the first sentence of Article 14(b) of the Lease, “Insurance and

1

Second Amendment to Lease Agreement

Tenant:	United States Can Company
Landlord:	First Fulton Associates

Waiver”, shall be amended to provide as follows:

14.	INSURANCE AND WAIVER

(a) Throughout the term of this lease, Landlord shall keep the buildings and all other improvements, including all fixtures but excluding trade fixtures, insured against loss or damage by fire with extended coverage, all such insurance to be in an aggregate amount which shall not be less than 100 percent (100%) of the full replacement value, without deduction for depreciation, and all such insurance to be carried with such insurance companies and in such form as shall be reasonably satisfactory to Tenant, and Landlord shall provide Tenant with a certificate of insurance evidencing such coverage, The deductible shall be the responsibility of the Tenant and shall be in an amount not greater than $50,000. Tenant shall be obligated to promptly reimburse Landlord annually for the premium for this insurance. Tenant’s obligation to reimburse shall be limited to the amount that it would be required to pay to its insurance carrier to obtain similar insurance coverage on the building with a deductible of $250,000.

(b) Through out the term of this lease, Tenant, at Tenant’s own cost and expense shall provide and keep in force a commercial general business liability insurance policy with an insurance company authorized to do business in the state of Georgia.

3.

Article 2 of the Lease, “Term”, shall be amended to provide as follows:

The tenant shall have and hold the premises for a term of fifteen 15 years, beginning on January 25, 2002 and ending on January 31, 2017, at midnight, unless sooner terminated as hereinafter provided.

4.

Article 3 of the Lease, “Rental”, shall be amended to provide as follows:

2

Second Amendment to Lease Agreement

Tenant:	United States Can Company
Landlord:	First Fulton Associates

Beginning on January 25, 2002 through January 31, 2007, monthly rent shall equal $60,800. From February 1, 2007 and through January 31, 2012, monthly rent shall equal $66,866, product of Monthly rent for month 60 multiplied by 1.0997771. From February 1, 2012 through January 31, 2017, monthly rent shall equal $71,362, product of Monthly Rent for month 120 multiplied by 1.067248.

Monthly Rent shall be paid promptly on the first day of each month in advance during the term of this lease.

5.

Except as modified hereby, all terms and conditions of the Lease shall continue in full force and effect, and Landlord and Tenant hereby ratify and confirm the Lease, as amended hereby. As of the date of this Second Amendment; Landlord and Tenant acknowledge each to the other that, to the best of their knowledge, no default exists under the Lease.

6.

This Second Amendment to Lease shall bind and inure to the benefit of Landlord and Tenant and their respective permitted successors and assigns under the Lease.

7.

This Second Amendment is a Georgia contract and shall be interpreted, construed and enforced under the laws of the State of Georgia.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment to Lease Agreement under seal as of the date first above written.

Signed, sealed and delivered as	LANDLORD:
Landlord on this 18th day of February	FIRST FULTON ASSOCIATES

3

Second Amendment to Lease Agreement

Tenant:	United States Can Company
Landlord:	First Fulton Associates

,	BY:	1998 Augustus Partners, L.P.,
2001, in the presence of:		General Partner

/s/ Witness	BY:	2001 Winston Management Company, LLC,
General Partner
Witness

/s/ Notary Public	BY:	/s/ John W. Rooker
Notary Public		John W. Rooker, Member

	By:	/s/ Cynthia W. Rooker
Cynthia W. Rooker, Member
Commission Expires:

Date Signed: 2-20-2002

Signed, sealed and delivered as to	TENANT:
Landlord on this 12th day of February,	UNITED STATES CAN COMPANY
2001 in the presence of:

/s/ Witness	By:	/s/ John Workman
	Title:	Exec V.P. and CFO
Witness

/s/ Notary Public		(CORPORATE SEAL)
Notary Public

Commission Expires: 7/2/03

Date Signed: 2/12/02

4

Second Amendment to Lease Agreement

Tenant:	United States Can Company
Landlord:	First Fulton Associates

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Third Amendment”) is made and entered into as of the 1st day of May, 2010, by and between FIRST FULTON ASSOCIATES (hereinafter referred to as “Landlord”) and BWAY CORPORATION, a Delaware corporation (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant (as successor-in-interest to Ball Plastic Container Corp., a Colorado corporation, pursuant to that certain Lease Assignment and Assumption Agreement dated October 23, 2009) are parties to that certain Lease Agreement, having an effective date of June 15, 2001, as amended by that certain First Amendment to Lease Agreement, dated August 14, 2001, and as further amended by that certain Second Amendment to Lease Agreement, dated February 12, 2002 (collectively, the “Lease”) covering premises consisting of approximately 185,122 usable square feet of office/warehouse/manufacturing space (the “Original Space”) located at 98 Amlajack Boulevard, Newnan, Coweta County, Georgia, which Lease is fully incorporated herein and made a part hereof by reference;

WHEREAS, Tenant desires to exercise the “Expansion Option” set forth in the Expansion Addendum to the Lease; and

WHEREAS, the parties desire to make certain additional changes to the Lease as set forth herein.

NOW, THEREFORE, for and in consideration of the sum of TEN AND NO/100THS DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and the mutual covenants hereinafter set forth, Landlord and Tenant hereby agree as follows:

1. Term. Article 2 of the Lease entitled “Term” is hereby amended to provide that the term of the Lease shall end on November 30, 2020, at midnight, unless sooner terminated as hereinafter provided in the Lease.

2. Construction and Lease of Expansion Space. The parties acknowledge and agree that Tenant has exercised the Expansion Option (as defined in the Lease). In connection therewith and notwithstanding anything to the contrary contained in the Expansion Addendum to the Lease, Landlord agrees to construct 50,000 square feet of additional space contiguous to the Premises (the “Expansion Space”) as follows:

(a)

Landlord shall use commercially reasonable good faith efforts to complete construction of the Expansion Space, in accordance with the Work Letter attached hereto as Schedule 1, on or before December 1, 2010. To the extent Landlord requests access to the Original Space during construction (for example and without limitation, Landlord will need access to the Original Space in order to replace the existing warehouse lighting in the Original Space pursuant to the plans and specifications), Tenant agrees to provide prompt access to Landlord and Landlord’s agents upon request by Landlord, Landlord agrees to provide at least eighteen hours advance notice to Tenant in order to coordinate such access and to complete all such work as promptly as reasonably possible so as to cause as little interference to Tenant and the conduct of Tenant’s business as possible. Landlord demises and leases the Expansion Space to Tenant, and Tenant hereby accepts and leases the Expansion Space from Landlord, for a period commencing on the Expansion Commencement Date and expiring upon the expiration of the term of the Lease. The “Expansion Commencement Date” shall mean that date in which Landlord’s Work has been Substantially Completed, as more particularly described in Schedule 1 attached hereto.

(b)	The parties acknowledge and agree that the Expansion Space shall be deemed to contain 50,000 usable square feet. The parties further acknowledge and agree that the Premises, as expanded to include the Expansion Space, shall be deemed to contain 235,122 usable square feet. As of the Expansion Commencement Date, the term “Premises” in the Lease shall be amended to include both the Original Space and the Expansion Space.

(c)	The parties agree that, from and after the date hereof, the Expansion Addendum in the Lease shall be deleted.

3. Rental. Article 3 of the Lease entitled “Rental” is hereby amended as follows:

Tenant shall pay Monthly Rent to Landlord for the Premises in accordance with the following rental schedule:

Months	Monthly Rent

*May 1, 2010 – November 30, 2010	$66,866.00	(Original Space only)

December 1, 2010 – January 31, 2012	$78,326.00

February 1, 2012 – November 30, 2015	$82,822.00

December 1, 2015 – November 30, 2020	$84,072.00

*	Prior to the Expansion Commencement Date, Tenant shall pay Landlord Monthly Rent for the Original Space in accordance with the amount set forth in the rental schedule above.

The rental amounts set forth in the rental schedule above beginning on the Expansion Commencement Date include Coweta County impact fees in the amount of $61,115.00. In the event that Coweta County agrees to waive a portion of the foregoing impact fees, Landlord agrees to reduce the Monthly Rent beginning on the Expansion Commencement Date in the amount of $8.00 per $1,000.00 of reduction in such impact fees. Landlord does not warrant or represent that Coweta County will agree to waive any portion of the foregoing impact fees.

Monthly Rent shall be paid promptly on the first day of each month in advance during the term of this Lease.

4. Termination Rights. Article 41 of the Lease entitled “Termination Rights” is hereby deleted in its entirety and the following is hereby substituted in lieu thereof:

“Notwithstanding anything in this Lease to the contrary, Tenant shall have the option to terminate this Lease in its entirety effective April 30, 2017 (the “Early Termination Date”) provided that Tenant provides Landlord with at least twelve (12) months advance written notice of its election to so terminate and simultaneously delivers to Landlord a one-time termination fee payment of One Million One Hundred Sixty-Nine Thousand Four Hundred Fifteen Dollars ($1,169,415.00) (it being agreed that such amount is a negotiated fee payment related to Landlord’s costs and is not intended to be a penalty in any fashion). Exercise of the foregoing right to terminate shall not affect Tenant’s obligation to pay Monthly Rent, additional rent, and all other charges applicable to the Premises during the term of the Lease (including, without limitation, from and after such election to terminate through and including the Early Termination Date).”

5. Notices. Tenant’s notice address in Article 42 of the Lease is hereby deleted and replaced with the following:

“TENANT:

BWAY Corporation

8607 Roberts Drive

Suite 250

Atlanta, Georgia 30350

Facsimile; (770) 587-0186

Attention: Chief Administrative Officer”

6. Brokerage. Landlord shall pay the commission due Cushman & Wakefield of Georgia, Inc. (“Broker”) in accordance with that separate agreement between Landlord and Broker. Subject to the foregoing, Landlord represents and warrants, that it has not engaged any other broker, finder or any other person who would be entitled to any commission or fee in respect of the execution of this Third Amendment and any other transaction contemplated by this Third Amendment; and agrees to indemnify and hold harmless Tenant against and in respect to any and all losses, liabilities or expenses which may be incurred by Tenant as a result of any claim which may be asserted by any such broker (including Broker), finder or other person on the basis of any arrangements or agreements made or alleged to have been made on behalf of Landlord. Tenant represents and warrants, that except for the Broker, it has not engaged any broker, finder or any other person who would be entitled to any commission or fee in respect of the execution of this Third Amendment and any other transaction contemplated by this Third Amendment; and agrees to indemnify and hold harmless Landlord against and in respect of any and all losses, liabilities or expenses which may be incurred by Landlord as a result of any claim which may be asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made on behalf of Tenant, other than the Broker.

7. Miscellaneous. In the event of any conflict between the Lease and this Third Amendment, the terms, conditions and provisions of this Third Amendment shall govern. Except as expressly modified herein, all of the terms, covenants, conditions and provisions of the Lease shall continue in full force and effect, and Landlord and Tenant hereby ratify and affirm the Lease as amended. This Third Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document. Execution and delivery of this document by electronic means (including, without limitation, facsimile transmission and transmission of a version of the document in Adobe Acrobat format by e-mail) shall serve to fully bind the party so executing and delivering such counterpart of this Third Amendment, and such signature shall be treated as an original for all purposes hereunder.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment under seal as of the date first above written.

LANDLORD:

FIRST FULTON ASSOCIATES

By:	1998 Augustus Partners, LP, Managing General Partner

By:	2001 Winston Management Company, LLC, General Partner

By:	/s/ Elbert Rivers	[SEAL]
Name:	Elbert Rivers
Title:	Pres.

TENANT:

BWAY CORPORATION, a Delaware corporation

By:	/s/ Kevin C. Kern
Name:	Kevin C. Kern
Title:	SVP, CAO

[CORPORATE SEAL]

STATE OF GEORGIA

COUNTY OF COWETA

FOURTH AMENDMENT TO LEASE AGREEMENT

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (the “Fourth Amendment”) is made as of this 5th day of February, 2011, by and between FIRST FULTON ASSOCIATES (hereinafter referred to as “Landlord”) and BWAY CORPORATION (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant (as successor-in-interest to Ball Plastic Container Corp., a Colorado corporation, pursuant to that certain Lease Assignment and Assumption Agreement dated October 23, 2009) are parties to that certain Lease Agreement, having an effective date of June 15,2001, as amended by that certain First Amendment to Lease Agreement, dated August 14, 2001, and as further amended by that certain Second Amendment to Lease Agreement, dated February 12, 2002, and as further amended by that certain Third Amendment to Lease Agreement dated May 1, 2010 (collectively, the “Lease”) covering premises consisting of approximately 185,122 usable square feet of office/warehouse/manufacturing space (the “Original Space”) located at 98 Amlajack Boulevard, Newnan, Coweta County, Georgia, which Lease is fully incorporated herein and made a part hereof by reference;

WHEREAS, Landlord and Tenant have mutually agreed to amend the Lease to provide that the rent be reduced to reflect a reduction in the impact fees paid by Landlord to Coweta County;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements recited hereinafter, it is agreed as follows:

1.

Terms used herein which are defined in the Lease shall have the same meaning ascribed to them in the Lease.

2.

Article 3 of the Lease Agreement, “Rental”, shall be amended to provide for additional monthly rental in accordance with the following rent schedule:

December 1, 2010 – January 31, 2012	$78,190.00

February 1, 2012 – November 30, 2015	$82,686.00

1

First Amendment to Lease Agreement

Tenant:	BWAY CORPORATION
Address:	98 Amlajack Boulevard, Newman, Coweta Country, Georgia
Landlord:	First Fulton Associates

December 1, 2015 – November 30, 2020	$83,936.00

3.

Except as modified hereby, all terms and conditions of the Lease shall continue in full force and effect, and Landlord and Tenant hereby ratify and confirm the Lease, as amended hereby. As of the date of this Fourth Amendment; Landlord and Tenant acknowledge each to the other that, to the best of their knowledge, no default exists under the Lease.

4.

This Fourth Amendment to Lease shall bind and inure to the benefit of Landlord and Tenant and their respective permitted successors and assigns under the Lease.

5.

This Fourth Amendment is a Georgia contract and shall be interpreted, construed and enforced under the laws of the State of Georgia.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Fourth Amendment to Lease Agreement under seal as of the date first above written.

LANDLORD:

FIRST FULTON ASSOCIATES

By:	/s/ Elbert Rivers
Title:	Pres

TENANT:

BWAY CORPORATION

By:	/s/ Kevin C. Kern
Title:	SVP, CAO

(CORPORATE SEAL)

2

First Amendment to Lease Agreement

Tenant:	BWAY CORPORATION
Address:	98 Amlajack Boulevard, Newman, Coweta Country, Georgia
Landlord:	First Fulton Associates